Exhibit 10.2

EIGHTH AMENDMENT
TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

THIS EIGHTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P. (this “Amendment”), is hereby entered into and effective as of June 3, 2021 (the “Effective Date”), by GLOBAL NET LEASE, INC., a Maryland corporation, as general partner (the “General Partner”) of GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (the “Partnership”), for itself and on behalf of any limited partners of the Partnership.

WHEREAS, the Second Amended and Restated Agreement of Limited Partnership of the Partnership was entered into on June 2, 2015 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”);

WHEREAS, concurrent with entering into this Amendment, the General Partner will enter into a 2021 Advisor Multi-Year Outperformance Agreement pursuant to which it will issue additional LTIP Units to Global Net Lease Advisors, LLC (the “Advisor”);

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Article 11 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to make clarifying and ministerial revisions to certain of the provisions therein related to LTIP Units.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.	Article I of the Partnership Agreement is hereby revised by adding the following new defined terms:

““2021 OPP Agreement” means the Advisor Multi Year Outperformance Award Agreement, entered into as of June 3, 2021 by and among the General Partner, the Partnership and Global Net Lease Advisors, LLC, as amended from time to time.”

““Budget Act” means the Bipartisan Budget Act of 2015 and any sections of the Code or Regulations promulgated thereunder and with respect thereto, each as amended from time to time.”

““Net Operating Income” means, for each fiscal year or other applicable period, any net items of income and gain over loss, or deduction that are components of Net Income or Net Loss, excluding any items that are taken into account in determining Net Property Gain or Net Property Loss, but only to the extent that those items were not economically accrued as of the date that Class B Unit or LTIP Unit was issued (i.e. Net Operating Income includes only items that are not included in the Valuation Threshold).”

““Partnership Representative” has the meaning set forth in Section 10.05(a).”

““Profits Interest Catch Up Distributions” has the meaning set forth in Section 5.02(c)(iii).”

““Profits Interest Distribution Limitation” has the meaning set forth in Section 5.02(c)(i).”

““Revised Partnership Audit Procedures” has the meaning set forth in Section 10.05(a).”

““Tax Liability” means (i) any amount required to be withheld by the Partnership with respect to a Partner and paid over to any taxing authority as a result of any allocation or distribution of income to a Partner or any other transaction, (ii) amounts for which the Partnership is liable under Section 1446(f)(4) of the Code, or (iii) any amount attributable to any actual or imputed underpayment of taxes under the Revised Partnership Audit Procedures imposed on any current or former Partner’s share of the Partnership’s gross or net income and gains (or items thereof), and, in each case, any interest, penalties or additions to tax in respect thereof.”

““Valuation Threshold” means, in respect of each Class B Unit and LTIP Unit, the total amount available for distribution under Section 5.02(a) or Section 5.02(b), including by operation of Section 5.06, as of the date that Class B Unit or LTIP Unit was issued if the Partnership were to liquidate completely and, in connection with such liquidation, (i) its assets sold for cash equal to their respective fair market values, (ii) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability), (iii) each Partner were to pay its share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any, and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets, and (iv) the net assets of the Partnership were distributed in accordance with Section 5.02(b) to the Partners immediately after making such allocation; provided, however, that the Valuation Threshold in respect of a Partnership Unit shall not be less than zero dollars ($0). Notwithstanding the foregoing, the General Partner shall adjust the Valuation Threshold with respect to any Partnership Unit to reflect any changes in the capitalization of the Partnership, or distributions from the Partnership under Section 5.02(b), after the grant of the Partnership Unit so as to cause the LTIP Unit to be a profits interest for U.S. federal income tax purposes. All determinations pursuant to this paragraph shall be made by the General Partner in its good faith discretion.”

2.	Article I of the Partnership Agreement is hereby revised by replacing the following defined terms in their entirety with the new defined terms:

““Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a)                 to each Partner’s Capital Account there shall be credited:

(i) such Partner’s Capital Contributions;

(ii) such Partner’s distributive share of Net Income, Net Property Gain and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Sections 5.01(c) and 5.01(d); and

(iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

(b)                to each Partner’s Capital Account there shall be debited:

(i) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;

(ii) such Partner’s distributive share of Net Loss, Net Property Loss and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Sections 5.01(c), 5.01(d), 12.04(c), 12.05(d), 13.01(e)(iv) and 13.02(e); and

(iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

(c)                 if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

In determining the amount of any liability for purposes of clauses (a)(iii) and (b)(iii), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code or Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, however, that all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.”

““Catch-Up Distributions” has the meaning set forth in Section 5.02(a)(iii).”

““Constituent Person” has the meaning set forth in Section 12.04(d).”

““Determination Date” means (i) in respect of each LTIP Unit awarded under the 2018 OPP Agreement or the 2021 OPP Agreement, the meaning set forth therein, or (ii) in respect of each other LTIP Unit awarded, the date following the completion of the performance period on which the number of LTIP Units earned pursuant to the terms of any OPP Agreement based on the achievement of goals during such performance period is determined, or, if no such date is specified or applicable, the date on which that LTIP Unit is issued.”

““Indemnified Party” has the meaning set forth in Section 8.06(f).”

““Indemnifying Party” has the meaning set forth in Section 8.06(f).”

““Liquidation” means (a) a dissolution or winding up of the General Partner or the Partnership, whether voluntary or involuntary, (b) a consolidation or merger of the General Partner or the Partnership with and into one or more entities which are not affiliates of the General Partner or the Partnership which results in a Change in Control, or (c) a sale, transfer or other disposition of all or substantially all of the General Partner’s or the Partnership’s assets or a related series of transactions that, taken together, result in the sale, transfer or other disposition of all or substantially all of the General Partner’s or the Partnership’s assets other than to an affiliate of the General Partner or the Partnership.”

““LTIP Unit Distribution Participation Date” means (i) in respect of each LTIP Unit awarded under the 2018 OPP Agreement and the 2021 OPP Agreement, the date following the date as of which an Unvested LTIP Unit is earned and vested pursuant to conditions set forth thereunder, or (ii) in respect of each other LTIP Unit awarded, the day following the last day of the performance period for which the number of LTIP Units earned pursuant to the terms of any OPP Agreement will be determined based on the achievement of goals during such performance period, or, if no such date is specified or applicable, the date on which that LTIP Unit is issued.”

““Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for U.S. federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (including, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to the Code), adjusted as follows:

(a)                 by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;

(b)                by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;

(c)              by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;

(d)             by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for U.S. federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(e)              if an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Section 5.01; and

(f)               by not taking into account in computing Net Income or Net Loss items specially allocated to the Partners pursuant to Sections 5.01(c), 5.01(d), 15.05(d) and 13.01(e)(iv).”

““Net Property Gain” or “Net Property Loss” means, for each fiscal year or other applicable period, items of income, gain, loss or deduction that are components of the Partnership’s Net Income or Net Loss for such year or period from the disposition of any Property, including the net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment of the Gross Asset Value of any Property which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations.”

““OPP Agreement” means any award agreement pursuant to which LTIP Units are granted, entered into by and among the General Partner, the Partnership and any grantee thereunder, including, without limitation the 2018 OPP Agreement and the 2021 OPP Agreement.”

““Partnership Loan” has the meaning set forth in Section 5.02(d).”

““Redemption Shares” has the meaning set forth in Section 8.06(a) hereof.”

““Registration Statement” has the meaning set forth in Section 8.06(a).”

““S-3 Eligible Date” has the meaning set forth in Section 8.06(a).”

““Separate Registration Rights Agreement” has the meaning set forth in Section 8.06.”

““Tax Matters Partner” means the “tax matters partner” as such term is defined in Section 6231(a)(7) of the Code as in effect prior to the Budget Act.”

3.	Article I of the Partnership Agreement is hereby revised by removing the following defined terms in their entirety: (i) “Concurrent LTIP Distribution”; (ii) “Concurrent Manager Distribution”; (iii) “Determination Period”; (iv) “Determination Period LTIP Distributions”; (v) “Distributable Amount”; and (vi) “Withheld Amount.”

4.	Section 5.01 is hereby revised by replacing it in its entirety with the following new Section 5.01:

“5.01    Allocations.

(a)       Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in Sections 5.01(c) and 5.01(d), Net Income, Net Loss and, to the extent necessary and without duplication, individual items thereof, shall be allocated among the Partners in a manner such that the Capital Account of each Partner immediately after making such allocation, is, as nearly as possible, equal proportionately to (i) the distributions that would be made to such Partner pursuant to Section 5.06 if (A) the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, as determined in the reasonable discretion of the General Partner, (B) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and (C) the net assets of the Partnership were distributed in accordance with Section 5.06 to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.

(b)       Reserved.

(c)       Special Allocations

i.                        Special Allocations of Depreciation. Notwithstanding any other provisions of this Sections 5.01, after giving effect to the regulatory allocations in Section 5.01(d), but prior to any allocations under Sections 5.01(a), the Initial Limited Partner shall be entitled to allocations of Depreciation until the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to this Section 5.01(c)(i) for all years equals $10,000,000; provided, that (A) the Initial Limited Partner shall notify the Partnership in writing, within fifteen (15) days after the end of the year to which the allocation of Depreciation relates, of the amount of Depreciation the Initial Limited Partner elects to have allocated to it for such year, (B) the amount of Depreciation the Initial Limited Partner may elect to be allocated pursuant to this Section 5.01(c)(i) for any year shall not exceed $10,000,000 minus the amount of Depreciation specially allocated pursuant to this Section 5.01(c)(i) (or the corresponding provision of the Amended and Restated Agreement) to the Initial Limited Partner for all prior years, and (C) if the amount of Depreciation the Partnership is able to allocate in a year is less than the amount the Initial Limited Partner has elected for such year, the Partnership shall notify the Initial Limited Partner as early as reasonably practicable but in no event later than five (5) days prior to the date it issues K-1’s for such year.

ii.                        Special Allocations of Net Property Gain. Notwithstanding any other provisions of this Sections 5.01, after giving effect to the regulatory allocations in Section 5.01(d) and to the extent not previously allocated pursuant to Section 5.01(d)(ii), but prior to any allocations under Section 5.01(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, shall be allocated to the Initial Limited Partner to the extent of the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to Section 5.01(c)(i).

iii.                        Special Allocations Regarding Class B Units. Notwithstanding any other provisions of this Sections 5.01, after giving effect to the regulatory allocations in Section 5.01(d) and the special allocations in Section 5.01(c)(ii), but prior to any allocations under Section 5.01(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, shall be allocated to the Partners holding Class B Units until their Class B Economic Capital Account Balances are equal to (A) the OP Unit Economic Balance, multiplied by (B) the number of their Class B Units; provided, that no such Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, will be allocated with respect to any particular Class B Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such Class B Unit was issued. Any allocations made pursuant to the first sentence of this Section 5.01(c)(iii) shall be made among the holders of Class B Units in proportion to the amounts required to be allocated to each under this Section 5.01(c)(iii). The parties agree that the intent of this Section 5.01(c)(iii) is to make the Capital Account balance associated with each Class B Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this Section 5.01(c)(iii), has increased on a per-unit basis since the issuance of the relevant Class B Unit. To the extent Net Property Loss is allocated to Partners holding Class B Units pursuant to Section 5.01(a), such Net Property Loss shall be allocated among the Partners holding Class B Units in a manner that reverses the allocation of Net Property Gain to such Partner pursuant to this Section 5.01(c)(iii).

iv.                        Special Allocations Regarding the Special Limited Partner Interest. Notwithstanding any other provisions of this Sections 5.01, after giving effect to the regulatory allocations in Section 5.01(d), and to the extent not previously allocated pursuant to Section 5.01(d)(ii), and the special allocations in Section 5.01(c)(iii), but prior to any allocations under Section 5.01(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, and Liquidating Gain shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations of income for all fiscal years equal to the Listing Amount.

v.                        Special Allocations Regarding LTIP Units. Notwithstanding any other provisions of this Sections 5.01, after giving effect to the regulatory allocations in Section 5.01(d) and the special allocations in Sections 5.01(c)(i), 5.01(c)(ii), 5.01(c)(iii) and 5.01(c)(iv), but prior to any allocations under Section 5.01(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, shall be allocated to the LTIP Unitholders until their LTIP Economic Capital Account Balances are equal to (i) the OP Unit Economic Balance, multiplied by (ii) the number of their LTIP Units; provided that no such Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, will be allocated with respect to any particular LTIP Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such LTIP Unit was issued. Any allocations made pursuant to the first sentence of this Section 5.01(c)(v) shall be made first to the earliest issued LTIP Units. The parties agree that the intent of this Section 5.01(c)(v) is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this Section 5.01(c)(v), has increased on a per-unit basis since the issuance of the relevant LTIP Unit.

(d)       Regulatory Allocations.

i.                        Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain determined in accordance with Section 1.704-2(g) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and (j)(2) of the Regulations. This Section 5.01(d)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.01(d)(i) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

ii.                        Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to that Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This Section 5.01(d)(ii) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.01(d)(ii) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

iii.                        Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This Section 5.01(d)(iii) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

iv.                        Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

v.                        Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt.

vi.                        Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

vii.                        Capital Account Deficits. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 5.01(d)(vii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been made as if Section 5.01(d)(iii) and this Section 5.01(d)(vii) were not in this Agreement.

(e)       Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners; provided, however, that the General Partner may apply a different method if required by applicable law. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner.

(f)       Tax Allocations.

i.                     Items of Income or Loss. Except as is otherwise provided in this Section 5.01, an allocation of Net Income, Net Loss or any items thereof to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income or Net Loss.

ii.                     Section 1245/1250 Recapture. Subject to Section 5.01(f)(iii) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code (“Affected Gain”), then such Affected Gain shall, to the extent possible, be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This Section 5.01(f)(ii) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income, or Net Loss for such respective period.

iii.                     Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s U.S. federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for U.S. federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this Section 5.01(f)(iii) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This Section 5.01(f)(iii) is to be interpreted consistently with such intent.

iv.                     Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (within the meaning of Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income required to be allocated to such Partner pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to be able to allocate to each Partner nonrecourse liabilities equal to the Liability Shortfall, nonrecourse liabilities shall be allocated to each Partner in pro rata in accordance with each such Partner’s Liability Shortfall.”

5.	Section 5.02(a) is hereby replaced in its entirety with the following new Section 5.02(a):

“(a)       Cash Available for Distribution. Subject to the other provisions of this Article V, the General Partner shall cause the Partnership to distribute Cash Available for Distribution, at such times and in such amounts as are, subject to the terms and conditions of this Agreement, determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period), as follows:

i.       first, subject to Section 5.02(c), 100% to the Partners holding Partnership Units (including Vested LTIP Units and Unvested LTIP Units) until the aggregate amount distributed under this Section 5.02(a)(i) is equal to (x) the per-share distribution on the related record date established by the General Partner for a dividend or other distribution to its stockholders in respect of REIT Shares, multiplied by (y) the number of Partnership Units, pro rata and pari passu in proportion to their respective Percentage Interests; provided, however, that solely for the purpose of determining the number of Partnership Units and the related Percentage Interests under this Section 5.02(a)(i), the number of LTIP Units held by the Partners with respect to which the LTIP Unit Distribution Participation Date has not occurred prior to the applicable Partnership Record Date shall be divided by 10; and

ii.       thereafter, subject to the obligation to make Catch-Up Distributions under Section 5.02(a)(iii) and Section 5.02(c), 100% to the Partners holding OP Units, Class B Units and LTIP Units, pro rata and pari passu in proportion to their respective Percentage Interests; provided, however, that Net Operating Income distributed pursuant to this Section 5.02(a)(ii) shall not be subject to the limitations in Section 5.02(e).

iii.       Notwithstanding anything to the contrary in this Agreement, prior to making any distributions under Section 5.02(a)(ii), any LTIP Unitholder who received distributions under Section 5.02(a)(i) in respect of an LTIP Unit with respect to which the LTIP Unit Distribution Participation Date had not yet occurred prior to the applicable Partnership Record Date will be entitled to receive distributions pursuant to this Section 5.02(a)(iii) in respect of that LTIP Unit following the Determination Date (any such distribution, a “Catch-Up Distribution”). Catch-Up Distributions will be made by the Partnership in respect of any such LTIP Units, pro rata, in proportion to their respective unreturned Catch-Up Distributions until such amounts have been reduced to zero. The Catch-Up Distribution for any such LTIP Unit will be equal to the sum of (A) the difference between (1) the cumulative distributions paid in respect of an OP Unit that was issued and outstanding as of the date such LTIP Unit was issued, after the date such LTIP Unit was issued through the Determination Date, minus (2) the aggregate distributions paid with respect to that LTIP Unit under Section 5.02(a)(i), plus (B) the cumulative distributions paid to an OP Unit under Section 5.02(a)(ii) in respect of Partnership Record Dates during the period beginning on the date such LTIP Unit was issued and ending on the Determination Date. The Catch-Up Distributions shall be adjusted as necessary to reflect any adjustment pursuant to Section 13.01(a) in connection with an Adjustment Event or otherwise that occurred during that period following the date such LTIP Unit was issued and on or prior to the Determination Date.”

6.	Section 5.02(c) is hereby replaced in its entirety with the following new Section 5.02(c):

“(c)         Limitation on Distributions on Class B Units and LTIP Units. It is the intention of the parties to this Agreement that distributions to any Partner in respect of its Class B Units and LTIP Units shall be limited to the extent necessary so that such Partnership Units constitute a profits interest for all U.S. federal income tax purposes as set forth in Section 13.01 and Section 12.05, respectively. Accordingly, and notwithstanding anything to the contrary in this Agreement, a Partner’s entitlement to cumulative distributions under Article V shall be appropriately limited so that the Class B Units and LTIP Units qualify as profits interests.

i.         Profits Interest Distribution Limitation. A Partner shall only participate in distributions under Article V in respect of any Class B Unit or LTIP Unit to the extent that in respect of a distribution date, on the related Partnership Record Date, either (x) the Partnership has Net Operating Income, or (y) the net value of the Partnership, plus any prior distributions under Section 5.02(b), equals or exceeds the Valuation Threshold for that Class B Unit or LTIP Unit (the limitation on distributions described in this Section 5.02(b)(ii)(1), the “Profits Interest Distribution Limitation”).

ii.        Reallocation of Limited Distributions. Cash Available for Distribution or Net Sales Proceeds that otherwise would have been distributed to a Limited Partner in respect of Class B Unit or LTIP Unit but for the Profits Interest Distribution Limitation shall, instead, be distributed to the other Limited Partners in respect of other Partnership Units in accordance with Section 5.02(a) or Section 5.02(b)(i), respectively (including by operation of Section 5.06), but solely to the extent that distributions in respect of those Partnership Units are not subject to the Profits Interest Distribution Limitation.

iii.       Profits Interest Catch-Up Distributions. If one or more Class B Units or LTIP Units had been subject to the Profits Interest Distribution Limitation and, after taking into account the Profits Interest Distribution Limitation, such Partnership Units are no longer so limited, then, prior to making any further distributions under Section 5.02(b) to any Persons who received distributions under Section 5.02(b) in respect of those Class B Units or LTIP Units, all distributions pursuant to Section 5.02(b) that otherwise would have been made to such Persons shall instead be made to the Limited Partner(s) in respect of the Class B Units or LTIP Units that were subject to the Profits Interest Distribution Limitation until the aggregate amount distributed to each such Limited Partner under this Section 5.02(c)(iii) equals the aggregate amount that would have been distributed to each such Limited Partner had such Limited Partner’s respective Class B Unit or LTIP Unit been issued with a Valuation Threshold equal to zero (the “Profits Interest Catch-Up Distributions”), in proportion to their respective Profits Interest Catch-Up Distributions.

iv.       Authority to Make Adjustments. The General Partner shall have the authority to make such adjustments to distributions pursuant to Article V (and corresponding allocations under Section 5.01) as it determines in good faith are necessary to effectuate the intent of this Section 5.02(c).”

7.	Section 5.02(d) is hereby revised by replacing it in its entirety with the following new Section 5.02(d):

“Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445, 1446, 1471 or 1472 of the code and, without duplication of Section 10.05(a), to pay any taxes arising under the Revised Partnership Audit Procedures, including any “imputed underpayment” within the meaning of Section 6225 of the Code of the Partnership as a result of an adjustment with respect to any Partnership item, including interest or penalties with respect to any such adjustment (and any corresponding amounts for state or local tax purposes). Any Tax Liability in respect of a Partner shall constitute a loan by the Partnership to such Partner, except to the extent (i) the Partnership withholds the Tax Liability from a distribution that would otherwise be made to that Partner (or its assignee); or (ii) the General Partner determines, in its sole and absolute discretion, that the Tax Liability may be satisfied out of the available funds of the Partnership that, but for that Tax Liability, would be distributed to that Partner (or its assignee) (such loaned amount, a “Partnership Loan”). Any Tax Liabilities described in the foregoing clauses (i) or (ii) shall be treated as having been distributed to the related Partner (or its assignee) under this Agreement. For the avoidance of doubt, assessments under the Revised Partnership Audit Procedures shall (x) be treated as expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, (y) be specially allocated to the Partners to whom such amounts are attributable, as reasonably determined in good faith by the General Partner, and (z) reduce the amounts otherwise distributable to such Partners under this Agreement, as if such amounts were distributed to them, as reasonably determined in good faith by the General Partner. A Partner and the Special Limited Partner shall repay a Partnership Loan upon the demand of the Partnership or, alternatively, through withholding by the Partnership with respect to subsequent distributions to the applicable Partner, the Special Limited Partner, or assignee of such Partner or the Special Limited Partner. In the event that a Limited Partner or the Special Limited Partner fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner or the Special Limited Partner, as applicable, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a General Partner Loan to the Defaulting Limited Partner in the amount of the payment made by the General Partner and the General Partner shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner. In addition to all other remedies that the Partnership may be entitled to pursue, in the event that a Limited Partner fails to pay any amount when due pursuant to this Section 5.02(d), the Partnership may thereafter, at any time prior to the Limited Partner’s payment in full of such amount (plus any accrued interest), elect to redeem Partnership Units held by such Limited Partner, in accordance with the procedures set forth in Section 8.04 with the valuation date being the date the Partnership elects to redeem such Partnership Units, in an amount sufficient to pay any or all of such amount. In the event that proceeds to the Partnership are reduced on account of taxes withheld at the source or the Partnership incurs a liability and such taxes (or a portion thereof) are imposed on or with respect to one or more, but not all, of the Partners or if the rate of tax varies depending on the attributes of specific Partners or to whom the corresponding income is allocated, the amount of the reduction in the Partnership’s net proceeds shall be borne by and apportioned among the relevant Partners and treated as if it were paid by the Partnership as a withholding obligation with respect to such Partners in accordance with such apportionment.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.02(d) shall bear interest at the lesser of (i) 300 basis points above the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.”

8.	Section 5.02 is hereby further revised by inserting the following as new Subsection 5.02(g)

“(g)    If a new or existing Partner acquires additional Partnership Units in exchange for a Capital Contribution on any date other than a Partnership Record Date, the cash distribution attributable to such additional Partnership Units relating to the Partnership Record Date next following the issuance of such additional Partnership Units shall be reduced in the proportion to (i) the number of days that such additional Partnership Units are held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.”

9.	Section 5.06(a) is hereby revised by replacing it in its entirety with the following new Section 5.06(a).

“(a) Upon liquidation of the Partnership, after the satisfaction of all the debts and obligations of the Partnership, to the extent permitted by law, whether by payment or the making of reasonable provision for payment thereof, any remaining assets of the Partnership shall be distributed, subject to Section 5.07(b), to all Partners (including the Special Limited Partner) in accordance with Section 5.02(a) and 5.02(b).”

10.	Section 6.01(a)(xx) is hereby revised by inserting “, any Catch-Up Distributions,” after “liabilities.”

11.	Section 8.04(e) is hereby revised by replacing references to the “Withheld Amount” with references to “Tax Liability.”

12.	Section 8.06(f), (g) and (h) are hereby revised by replacing references to “Section 8.05” with references to “Section 8.06.”

13.	Section 9.02(g) is hereby revised by replacing it in its entirety with the following new Section 9.02(g):

“(g)         Prior to the consummation of any Transfer under this Article IX, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer, which for the avoidance of doubt, shall include such forms, documentation, proof of payment or other certifications as reasonably required by the General Partner to determine that the transferor and the transferee have complied with Section 1446(f) of the Code (ignoring for this purpose Section 1446(f)(4) of the Code), and any similar provision of state, local, or non-U.S. law, and the transferor and the transferee shall have agreed to be jointly and severally liable for all taxes (including interest, penalties, and additional amounts thereon) under Section 1446(f) of the Code incurred by the Partnership in connection with such Transfer.”

14.	Section 10.05 is hereby revised by replacing it in its entirety with the following new Section 10.05:

“(a)         The General Partner shall be the Tax Matters Partner of the Partnership for U.S. federal income tax purposes with respect to taxable periods ending on or before December 31, 2017. With respect to all subsequent taxable periods, the General Partner or its designee shall be the partnership representative and the “designated individual” for purposes of Section 6223 of the Code and the Regulations promulgated thereunder (collectively, the “Partnership Representative”), and shall represent the Partnership in any disputes, controversies or proceedings with the IRS or with any state, local, or non-U.S. taxing authority. The Tax Matters Partner or the Partnership Representative, as applicable, shall have the right to retain professional assistance in respect of any audit of the Partnership by the IRS and all out-of-pocket expenses and fees incurred by the Tax Matters Partner or the Partnership Representative, as applicable, on behalf of the Partnership in performing its duties as such shall constitute Partnership expenses. The Tax Matters Partner shall have the right and obligation to take all actions authorized by the Code (prior to amendment by the Revised Partnership Audit Procedures). The Partnership Representative shall have the right and obligation to take all actions authorized by the Code and the revised partnership audit procedures and any Regulations or other administrative guidance promulgated in connection therewith (the “Revised Partnership Audit Procedures”):

i.       In the event the Tax Matters Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code (as in effect prior to the Budget Act), the Tax Matters Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code (as in effect prior to the Budget Act), a copy of which petition shall be mailed to all Limited Partners and the Special Limited Partner on the date such petition is filed, or (ii) mail a written notice to all Limited Partners and the Special Limited Partner, within such period, that describes the Tax Matters Partner’s reasons for determining not to file such a petition.

(b)          The Partnership Representative shall, subject to the provisions in this Section 10.05(a)(ii), be entitled to take such actions on behalf of the Partnership in any and all proceedings with the IRS and any other such taxing authority as it reasonably determines to be appropriate and any decision made by the Partnership Representative shall be binding on all Partners. The Partners agree to take such actions as may be required to effect the designation of the General Partner or its designee as the Partnership Representative, cooperate in good faith to timely provide information reasonably requested by the Partnership Representative as needed to comply with the Revised Partnership Audit Procedures, including, without limitation, to make (and take full advantage of) any elections available to the Partnership or to determine whether any imputed underpayment amount may be modified pursuant to Section 6225(c) of the Code. Each Partner shall provide to the Partnership upon request such information or forms that the Partnership Representative may reasonably request with respect to the Partnership’s compliance with applicable tax laws. Each Partner hereby agrees to take any and all actions, and to furnish any and all information, requested by the Partnership Representative to minimize any Tax Liability that would otherwise be imposed on the Partnership under Section 6225 of the Code, or any successor provision, including (if requested by the Partnership Representative) by (i) filing amended tax returns to take into account any adjustment to the amount of any item of income, gain, loss, deduction, or credit of the Partnership, or of any Partner’s distributive share thereof, and (ii) providing the Partnership with any information necessary for the Partnership to (A) establish the amount of any Tax Liability resulting from any such adjustment, and (B) elect (in accordance with Section 6226 of the Code, or any successor provision) for each Partner to take any such adjustment into account directly. Any Tax Liability, interest, or penalties imposed on the Partnership pursuant to Section 6225 of the Code and allocable to the Partners or former Partners (as determined by the Partnership Representative in its sole discretion) shall be a Tax Liability, and treated as a deemed distribution or loan to the applicable Partners or former Partners (as determined by the Partnership Representative in its sole discretion) to the same extent as set forth in Section 5.02(d). The Partnership Representative shall have no liability arising out of its performance of its duties as the Partnership Representative hereunder, and the Partnership shall indemnify, defend and hold the Partnership Representative harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees and costs) sustained or incurred as a result of its acting as Partnership Representative hereunder, provided that the foregoing shall not insulate the Partnership Representative from liability for any action constituting fraud, gross negligence, misappropriate of funds or an intentional breach of this Agreement. The provisions contained in this Section 10.05(a)(ii) and Section 5.02(d) shall survive the liquidation, termination and dissolution of the Partnership and the withdrawal of any Partner or the transfer of any Partner’s interest in the Partnership. With respect to all taxable years to which the Revised Partnership Audit Procedures apply to the Partnership, the Partnership Representative may, to the extent permitted by law, make an election under Code Section 6226 with respect to any imputed underpayment of the Partnership, and furnish any adjustment statements to the Partners and to the IRS as required under the Revised Partnership Audit Procedures. In addition to all other remedies that the Partnership may be entitled to pursue, in the event that a Limited Partner fails to pay any amount when due pursuant to this Section 10.05(a), the Partnership may thereafter, at any time prior to the Partner’s payment in full of such amount (plus any accrued interest), elect, if applicable, to redeem Partnership Units held by such Partner, in accordance with the procedures set forth in Section 8.04 with the valuation date being the date the Partnership elects to redeem such Partnership Units, in an amount sufficient to pay any or all of such amount. In the event that proceeds to the Partnership are reduced on account of taxes withheld at the source or the Partnership incurs a liability and such taxes (or a portion thereof) are imposed on or with respect to one or more, but not all, of the Partners or if the rate of tax varies depending on the attributes of specific Partners or to whom the corresponding income is allocated, the amount of the reduction in the Partnership’s net proceeds shall be borne by and apportioned among the relevant Partners and treated as if it were paid by the Partnership as a withholding obligation with respect to such Partners in accordance with such apportionment. All elections and determinations required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion; provided, however, that any elections or determinations required to be made by the Partnership Representative shall be made by the Partnership Representative.

(c)           In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement unless an adjustment to Capital Accounts is permitted under the Regulations promulgated under Section 704 of the Code. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(d)          In the event that the General Partner shall be removed or replaced pursuant to any provision of this Agreement, the successor to the General Partner shall assume the obligations of this Section 10.05.

(e)           The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The General Partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners. The Partnership and the Partners (including any Person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The Partnership is also authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation § 1.83-3, including amending this Agreement.”

15.	Section 13.01(c) is hereby revised by inserting the following as new subsection (c)(vii):

“The LTIP Unitholder shall be entitled to (A) current distributions of Cash Available for Distribution pursuant to Section 5.02(a), (B) distributions, if any, of Net Sales Proceeds pursuant to Section 5.02(b), and (C) distributions in liquidation of the Partnership pursuant to Section 5.06.”

16.	The foregoing recitals are incorporated in and are made a part of this Amendment.

17.	Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement. This Amendment has been authorized by the General Partner pursuant to Article 11 of the Partnership Agreement and does not require execution by any Limited Partner or any other Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

GLOBAL NET LEASE, INC.

By:	/s/ James L. Nelson
Name:	James L. Nelson
Title:	CEO

[Signature Page to Eighth Amendment To

Second Amended and Restated Agreement Of Limited Partnership]